AGREEMENT AND PLAN OF MERGER



          THIS AGREEMENT and PLAN OF MERGER (the "Agreement") is made and entered into as of August 31, 1994, among LIVE
Entertainment Inc., a Delaware corporation ("Seller"),
Strawberries, Inc., a Delaware corporation (the "Company"),
Strawberries Merger Corp., a Delaware corporation
("Acquisition"), and Strawberries Holding, Inc., a Delaware corporation ("Buyer").

                           W I T N E S S E T H:

          WHEREAS, Seller owns all of the issued and outstanding shares (the "Shares") of the capital stock of the Company, and Buyer owns all of the issued and outstanding shares of the capital stock of Acquisition;

          WHEREAS, Buyer was formed by Jefferson Capital Group,
Ltd. and Daniels & Associates;

          WHEREAS, Strawberries Acquisition Corp., a Delaware corporation wholly-owned by Buyer ("Old Acquisition"), and Seller entered into that certain Stock Purchase Agreement dated as of July 12, 1994, as supplemented by that certain letter agreement dated July 12, 1994, and as amended as of July 27, 1994 (the "Previous Agreement"), providing, among other things, for the sale of the Shares to Old Acquisition;

          WHEREAS, the parties now wish to effect the transfer of the Shares through a merger of Acquisition with and into the Company;

          WHEREAS, the Boards of Directors of the Company and Acquisition; Buyer, as the sole stockholder of Acquisition; and Seller, as the sole stockholder of the Company, have approved the acquisition of the Company by Buyer through the Merger (as defined in Section 2.2).

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer, Acquisition, Seller and the Company hereby agree as follows:

          Section 1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. Any agreement referred to below shall mean such agreement as amended, supplemented, and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Acquisition" has the meaning specified in the first paragraph of this Agreement.

          "Acquisition Common Stock" has the meaning specified in
Section 2.9.

          "Adjustment" has the meaning specified in Section 5.11.
          "Affiliate" shall mean, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with such person.

          "Base Merger Consideration" has the meaning specified in Section 2.10(a).

          "Best Efforts" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party.

          "Business Day" shall mean any weekday on which commercial banks in Los Angeles are open.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Certificate of Merger" has the meaning specified in
Section 2.4.

          "Closing" has the meaning specified in Section 2.3.

          "Closing Condition Representations" has the meaning specified in Section 9.1(c).

          "Closing Date" has the meaning specified in
Section 2.3.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning specified in the first paragraph of this Agreement.

          "Daniels" means Daniels & Associates.

          "Deposit" has the meaning specified in Section 2.1.

          "DGCL" shall mean the Delaware General Corporation Law.

          "DOJ" has the meaning specified in Section 5.1.

          "Effective Time" has the meaning specified in Section
2.4.

          "Encumbrances" shall mean any claim, lien, security interest, pledge, charge or restriction.


          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Excess Sales Price" has the meaning specified in
Section 2.10(b).

          "Executives" means the President and the Vice
Presidents of the Company and the Subsidiaries.

          "Expense" has the meaning specified in Section 9.1(a).

          "FTC" has the meaning specified in Section 5.1.

          "Jefferson" means Jefferson Capital Group, Ltd.

          "Improvements Act" has the meaning specified in
Section 5.1.

          "Loss" has the meaning specified in Section 9.1.

          "Merger" has the meaning specified in Section 2.2.

          "Old Acquisition" has the meaning specified in the third recital of this Agreement.

          "Preferred Shares" has the meaning specified in Section
3.1(b).

          "Previous Agreement" has the meaning specified in the third recital of this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" has the meaning specified in the first paragraph of this Agreement.

          "Shares" has the meaning specified in the first recital of this Agreement.

          "Silverman Agreements" means the following: Consulting Agreement and Non-Competition Agreement, each dated March 2, 1990, by and between Seller and Mark Silverman; and the related Assignment, dated March 2, 1990, executed by Seller and accepted by Waxie Maxie, and Undertaking, dated March 2, 1990, executed by Waxie Maxie.

          "Stock Option Plan" means the 1988 Stock Option and
Stock Appreciation Rights Plan of Seller, as amended.

          "Subsequent Sales" has the meaning specified in Section
2.10(b).

          "Subsequent Sales Additional Payment" has the meaning specified in Section 2.10(b).

          "Subsidiaries" means Waxie Maxie and Strawberries
Investments Inc., a Delaware corporation.

          "Surviving Corporation" has the meaning specified in
Section 2.2.

          "Surviving Corporation Common Stock" has the meaning specified in Section 2.9.

          "Tax Agreement" means the Tax Agreement among Seller,
Buyer, the Company and the Subsidiaries, in the form attached hereto as Exhibit D.

          "Termination Date" has the meaning specified in
Section 2.2.

          "Waxie Maxie" means Waxie Maxie Quality Music Co., a
Delaware corporation.

          "Workers Compensation Insurance" has the meaning specified in Section 5.11.

          "401(k) Plan" means the LIVE Entertainment Inc.
Incentive Savings Plan.

          Section 2.  Deposit; Merger.

          2.1 Deposit. Buyer acknowledges that Seller will incur substantial expenses and expend valuable resources in connection with the transactions contemplated hereby. In order to induce Seller to enter into the Previous Agreement and to incur such expenses and expend such resources, simultaneously with the execution and delivery of the Previous Agreement, Old Acquisition paid to Seller Two Hundred and Fifty Thousand Dollars ($250,000). Simultaneously with the execution of delivery hereof, Old Acquisition assigned all its right, title and interest in and to the Deposit to Buyer. In the event that the Closing does not occur by the Termination Date for any reason whatsoever other than because one or more of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.7, 8.2 or 8.4 is not satisfied or waived or other than because this Agreement is terminated pursuant to Section 12(a), Seller shall retain such $250,000 and any interest earned thereon (collectively, the "Deposit") and Buyer shall forfeit all rights related thereto.
In the event that the Closing does not occur by the Termination Date because one or more of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.7, 8.2 or 8.4 is not satisfied or waived, or because this Agreement is terminated pursuant to Section 12(a), Seller shall promptly return the Deposit to Buyer, and Seller shall forfeit all rights related thereto. In the event the Closing occurs in accordance with the terms hereof, the Deposit shall be applied to the Base Merger Consideration.

          2.2 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time Acquisition shall be merged with and into the Company and upon such merger (the "Merger") the separate corporate existence of Acquisition shall cease. The Company (which, as it exists from and after the Effective Time, is sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 259 of the DGCL.

          2.3 Closing Date. Unless this Agreement is terminated pursuant to Section 12 hereof, the closing of the Merger (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 787 Seventh Avenue, New York, N.Y. 10019, at 10:30 a.m., New York City time, on the later of (x) August 31, 1994, or (y) the first Business Day that is two (2) days following satisfaction of the conditions in Section 7.2 and 8.2, or at such other time and place as shall be agreed upon in writing by Seller and Buyer (such date and time being hereinafter called the "Closing Date"). Notwithstanding the foregoing, the Closing Date shall not be later than September 7, 1994 (the "Termination Date").

          2.4 Effective Time. At the time of the Closing, and provided that this Agreement has not been terminated or the Merger has not been abandoned pursuant to Section 12 hereof, Acquisition and the Company will cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware and such date and time are hereinafter referred to as the "Effective Time".

          2.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition or the Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition or the Company, as appropriate, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition or the Company, as appropriate, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          2.6 Certificate of Incorporation and By-Laws of the Surviving Corporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, without change or amendment until thereafter amended, and the By-Laws of Acquisition as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, without change or amendment until thereafter amended.

          2.7  Directors and Officers of the Surviving
Corporation. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

          2.8 Conversion of the Shares. At the Effective Time and without any action on the part of Seller, the Shares (i) shall be converted into the right to receive, upon surrender of the certificates representing the Shares, the Base Merger Consideration; and (ii) shall be immediately cancelled by the Company.

          2.9 Acquisition Common Stock. At the Effective Time, each share of Acquisition common stock, $.01 par value per share (the "Acquisition Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Acquisition Common Stock shall have been converted. At the Closing, the Surviving Corporation shall issue Buyer, in exchange for the certificate or certificates which formerly represented Buyer's shares of Acquisition Common Stock, which shall be immediately cancelled, a stock certificate or certificates representing a number of shares of Surviving Corporation Common Stock equal to the number of shares of Acquisition Common Stock exchanged.

          2.10 Payment of Base Merger Consideration; Additional Payment Due Upon Subsequent Sale. (a) Simultaneously with the filing of the Certificate of Merger with the Secretary of State of Delaware, Buyer shall pay to Seller, by wire transfer in U.S. dollars in immediately available funds, to the account specified by Seller to Buyer prior to the Closing Date, an amount in consideration for the Merger (the "Base Merger Consideration") equal to Thirty Five Million Dollars ($35,000,000).

          (b) In the event of any Subsequent Sale, in addition to the Base Merger Consideration, Seller will receive from Buyer an additional payment (the "Subsequent Sales Additional Payment") equal to 20% of the Excess Sales Price from the direct or indirect sale (other than ordinary course of business sales), in one or more transactions, of all or substantially all of the assets or stock of the Company or Buyer or its successor to one or more third party purchasers during the twelve month period beginning on the Closing Date (the "Subsequent Sales"). The "Excess Sales Price" means (x) the aggregate amount of net proceeds received by the seller(s) in the Subsequent Sales (inclusive of assumed debt), minus (y) the sum of the following:
(i) the Base Merger Consideration; (ii) the principal amount on the Closing Date of the Company's mortgage loan (which, as of April 30, 1994 was $3,800,000); (iii) the principal amount on the Closing Date of the Company's credit facility (which, as of April 30, 1994 was approximately $6,013,000); (iv) the fees and expenses necessary for Buyer to close the Merger (currently estimated to be $2,000,000, it being agreed that Buyer will provide Seller with a schedule of the actual expenses incurred within 60 days of the Closing Date); (v) any capital invested in the Company following the Closing by Buyer or other investors;
(vi) any working capital debt incurred in the ordinary course of the Company's business; and (vii) $10,000,000. The Subsequent Sales Additional Payment shall be paid by wire transfer in U.S. dollars in immediately available funds, to the account specified by Seller to Buyer, as soon as practicable following completion of the Subsequent Sales, but in any event within 30 days thereafter. Promptly following the completion of the Subsequent Sales, Buyer shall notify Seller thereof.

          2.11  Closing Date Deliveries.  (a)  On the Closing
Date, Seller shall deliver or cause to be delivered to Buyer and Acquisition, as appropriate;

          (i) stock certificates representing all of the Shares, together with duly executed stock powers in blank attached thereto;

          (ii) all of the documents, instruments, and opinions required to be delivered pursuant to Section 7; and

          (iii) the Tax Agreement executed by Seller, the Company and the Subsidiaries.

          (b) On the Closing Date, Buyer and Acquisition shall deliver or cause to be delivered to Seller:

          (i) the Base Merger Consideration, minus the Deposit, in immediately available funds by wire transfer to Seller's account, such account to be identified in a writing from Seller to Buyer prior to the Closing Date;

          (ii) all of the documents, instruments and opinions required to be delivered by Buyer and/or Acquisition under Section 8; and

          (iii)  the Tax Agreement executed by Buyer.

          Section 3. Representations and Warranties of Seller. As an inducement to Acquisition and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Acquisition and Buyer as follows, it being agreed that such representations and warranties are hereby deemed modified to reflect any fact which is actually known to the Executives and which is required to render such representations and warranties true and correct:

          3.1  Organization and Capital Structure of the Company.
(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and duly qualified and in good standing in all other states in which the Company does business, except where the failure to be so qualified would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole. The Company has full corporate power and authority to carry on its business as now conducted.

          (b) The authorized capital stock of the Company consists of (i) 50,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding and not subject to any preemptive rights; and (ii) 50,000 shares of Preferred Stock, $1 par value per share, of which 24,000 shares are issued and outstanding and not subject to any preemptive rights (the "Preferred Shares"). All of the Shares are validly issued, fully paid, and nonassessable. The Shares are owned, beneficially and of record, by Seller, free and clear of all Encumbrances except for those Encumbrances that will be released on the Closing Date. Except for this Agreement, neither Seller nor the Company are parties to any agreements, options or warrants for the issuance, sale, purchase, or redemption of any shares of the Company's capital stock, and there are no outstanding securities convertible into or exchangeable for any capital stock of the Company. Except for this Agreement and except for those Encumbrances that will be released on the Closing Date, neither Seller nor the Company are parties to any options, warrants or other rights, including, without limitation, stock appreciation rights, to purchase or subscribe for or relating to the capital stock of the Company, or voting agreements, stockholder agreements, subscription agreements, proxies or other similar instruments restricting the rights of the holder of the Shares to vote or transfer the Shares.

          3.2  Subsidiaries.  (a)  The Company has no
subsidiaries and no equity interests in any other business entity other than the Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and duly qualified and in good standing in all other states in which such Subsidiary does business, except where the failure to be so qualified would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole. Each Subsidiary has full corporate power and authority to carry on its business as now conducted.

          (b) The authorized capital stock of Waxie Maxie consists of 10,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding and not subject to any preemptive rights; and the authorized capital stock of Strawberries Investments Inc. consists of 3,000 shares of common stock, no par value, of which 100 shares are issued and outstanding and not subject to any preemptive rights. All of the outstanding shares of the capital stock of the Subsidiaries are validly issued, fully paid, and nonassessable. The Company is the record and beneficial owner of such shares, free and clear of Encumbrances except for those Encumbrances that will be released on the Closing Date.

          3.3 Certificates of Incorporation and By-laws. True and complete copies of the Company's and the Subsidiaries' Certificates of Incorporation and all amendments thereto to date, certified by the Secretary of State of the State of Delaware, and their respective By-laws, as amended to date, have been delivered to Buyer or Old Acquisition.

          3.4 Authority. (a) Seller has full corporate power and authority to enter into this Agreement and the Tax Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Tax Agreement by Seller have been duly authorized by Seller's Board of Directors and do not require any further corporate authorization or consent on the part of Seller or its stockholders. This Agreement is, and the Tax Agreement, when executed and delivered by Seller, will be, the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditor's rights generally.

          (b) The Merger has been approved by Board of Directors of the Company and by Seller, as the sole stockholder of the Company, and does not require any further corporate authorization or consent on the part of the Company or its stockholder.

          3.5 Effect of Agreement. Assuming compliance with the Improvements Act and after giving effect to consents or releases obtained on or before the Closing Date, neither the execution nor delivery of this Agreement or the Tax Agreement by Seller, nor consummation of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms and provisions hereof or thereof, will (x) conflict with, result in a breach of the terms or conditions of, or constitute a default or violation under, (i) the Certificate of Incorporation or the By-laws of Seller, the Company or the Subsidiaries; or (ii) any order, writ, injunction, decree, statute, other law, rule, or regulatory provision affecting Seller, the Company or the Subsidiaries in any material respect; (y) conflict with, result in a breach of the terms or conditions of, or constitute a default or violation under, any agreement or other instrument to which Seller, the Company or the Subsidiaries is a party or by which any of them is bound or to which its properties are subject, the breach or violation of which or the default under which would have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole; or (z) require the Company or either of the Subsidiaries to obtain any consent, waiver, authorization or approval of, or make any filing with or give any notice to any person, entity or governmental authority, the failure to obtain, make or give which would have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole.

          3.6 Financial Statements. Seller has previously furnished Buyer or Old Acquisition with a true and complete copy of (i) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of January 31, 1994, and the related unaudited consolidated statement of operations and cash flows for the year then ended, including the notes thereto; and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of April 30, 1994, and the related unaudited consolidated statement of operations and cash flows for the quarter then ended. Such financial statements present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods then ended in conformity with generally accepted accounting principles consistently applied except for the accounting for goodwill therein and subject, in the case of the financial statements described in clause (ii) above, to year end adjustments.

          3.7 Taxes. Seller has, in respect of the Company and the Subsidiaries, filed all federal and state income tax returns which are required to be filed and has paid (or, in the case of state taxes, has caused the Company and the Subsidiaries to pay) all federal and state income taxes which were shown as due pursuant to such returns or pursuant to any assessment which has become payable and which is not being contested in good faith by appropriate proceeding. The payment of such taxes and the provision made for taxes on the consolidated balance sheet of the Seller as of March 31, 1994 are sufficient for the payment of all federal and state income taxes of the Company and the Subsidiaries, whether or not disputed, which are due and payable or properly accruable through such date. There are no agreements by Seller for the extension of time for the assessment of any federal or state income taxes, other than with the Internal Revenue Service for the taxable year ending December 31, 1989 and the California Franchise Tax Board for the taxable year ending December 31, 1988. The actions of Seller in connection with the consummation of the Merger pursuant hereto will not result in a payment constituting an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) to any of the employees of the Company.

          3.8 Litigation. There is no (i) action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) pending or, to the knowledge of Seller, threatened against the Company or either of the Subsidiaries, whether at law or in equity and whether civil or criminal in nature, before any court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, or (ii) judgment, decree or order of any court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Company or either of the Subsidiaries, in each case which has, or can reasonably be expected to have, a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Seller, threatened against the Company or Seller which restrains or prohibits or otherwise challenges the legality or validity of the transactions contemplated hereby.

          3.9 Compliance With Laws. The businesses of the Company and the Subsidiaries have been operated in all material respects in compliance with all, and neither the Company nor either of the Subsidiaries is in default under or in violation of any, laws, regulations, policies, guidelines, orders, judgments or decrees of any federal, state, local or foreign, court or governmental authority applicable to such businesses including, without limitation, those related to antitrust and trade matters, environmental matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and non-discrimination, in each case other than any non-compliance, default or violation which does not have, or can reasonably be expected not to have, a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole.

          3.10 Seller's Employment Agreements. Seller is not a party to or bound by any oral or written employment, consulting, advisory or deferred compensation agreement with any employee of the Company or the Subsidiaries. Except as set forth in Section
5.8 and except for the Silverman Agreements, to the knowledge of Seller without independent investigation, neither the Company nor either of the Subsidiaries is a party to or bound by any oral or written agreement relating to the employment, retirement or termination of the services of any current or former director, officer, employee or consultant of the Company or either of the Subsidiaries.

          3.11 401(k) Plan. The 401(k) Plan is the only "employee pension benefit plan" (as such term is defined in section 3(2) of ERISA) now maintained by Seller in which employees of the Company and the Subsidiaries are eligible to participate. As of the date hereof, the 401(k) Plan is qualified under Section 401(a) of the Code and the trust related to such Plan is exempt from federal income tax under Section 501(a) of the Code.

          3.12 No Finder. Neither Seller, the Company, either of the Subsidiaries, nor any party acting on behalf of any of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          3.13 No Undisclosed Liabilities. Neither the Company nor either of the Subsidiaries has any outstanding claims, liabilities or indebtedness, contingent or otherwise, in excess of amounts shown or reserved for in the financial statements described in clause (ii) of Section 3.6 hereof, other than claims, liabilities or indebtedness (x) incurred after April 30, 1994 in the ordinary course of business and consistent with past practice; or (ii) the existence of which would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole.

          3.14 Sufficiency of Assets. The Company and each of the Subsidiaries has good title to all assets owned by it (whether real, fee, or leasehold, personal or mixed, tangible or intangible) and used in its business, free and clear of any Encumbrances other than Encumbrances disclosed in the financial statements referred to in Section 3.6 or 7.4, or second priority vendor liens in favor of the major label suppliers of the Company and the Subsidiaries, or Encumbrances the existence of which would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole, and such assets are adequate and suitable for the purposes for which they are currently being used and are sufficient for the conduct of the business of the Company as it is currently being conducted.

          Section 4.  Representations and Warranties of Buyer.
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each of Acquisition and Buyer, jointly and severally, hereby represents and warrants to Seller as follows:

          4.1 Organization of Buyer and Acquisition. (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b) Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Acquisition was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or entered into any agreement since it was incorporated which is not in connection with this Agreement, has not incurred any liabilities since it was incorporated, and does not own any properties.

          (c) The authorized capital stock of Acquisition consists of 1,000 shares of Acquisition Common Stock, of which 100 shares are issued and outstanding and not subject to any preemptive rights. All of the outstanding shares of Acquisition Common Stock are validly issued, fully paid, and nonassessable and are owned, beneficially and of record, by Buyer, free and clear of all Encumbrances. Except for this Agreement, neither Buyer nor Acquisition are parties to any agreements, options or warrants for the issuance, sale, purchase, or redemption of any shares of Acquisition's capital stock, and there are no outstanding securities convertible into or exchangeable for any capital stock of Acquisition.

          (d) All of the issued and outstanding shares of the capital stock Old Acquisition are owned by Buyer, free and clear of any Encumbrances.

          4.2 Authority. (a) Buyer has full corporate power and authority to enter into this Agreement and the Tax Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Tax Agreement by Buyer have been duly authorized by the Board of Directors of Buyer and do not require any further corporate authorization or consent on the part of Buyer or its stockholders. This Agreement is, and the Tax Agreement, when executed by Buyer, will be, the legal, valid, and binding agreement of Buyer enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditor's rights generally.

          (b) Acquisition has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Acquisition have been duly authorized by the Board of Directors of Acquisition and do not require any further corporate authorization or consent by Acquisition or its stockholder. This Agreement is the legal, valid, and binding agreement of Acquisition enforceable against Acquisition in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditor's rights generally.

          (c) The Merger has been approved by Board of Directors of Acquisition and by Buyer, as the sole stockholder of Acquisition, and does not require any further corporate authorization or consent on the part of Acquisition or its stockholder.

          4.3  Effect of Agreement.   Assuming compliance with
the Improvements Act, neither the execution nor delivery of this Agreement or the Tax Agreement by Buyer, nor the execution or delivery of this Agreement by Acquisition, nor consummation of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms and provisions hereof or thereof, will (x) conflict with, result in a breach of the terms or conditions of, or constitute a default or violation under, (i) the Certificate of Incorporation or the By-laws of either Acquisition or Buyer; or (ii) any order, writ, injunction, decree, statute, other law, rule, or regulatory provision affecting Acquisition or Buyer in any material respect; or (y) conflict with, result in a breach of the terms or conditions of, or constitute a default or violation under, any agreement or other instrument to which, Old Acquisition, Acquisition or Buyer is a party or by which any of them is bound or to which any of their properties is subject.

          4.4 Litigation. There is no (i) action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) pending or, to the knowledge of either Acquisition or Buyer, threatened against either Acquisition or Buyer, whether at law or in equity and whether civil or criminal in nature, before any court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, or
(ii) judgment, decree or order of any court, arbitrator, governmental department, commission, agency or instrumentality outstanding against either Acquisition or Buyer, in each case which has, or can reasonably be expected to have, a material adverse effect on the financial condition of either Acquisition or Buyer. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of either Acquisition or Buyer, threatened against either Acquisition or Buyer which restrains or prohibits or otherwise challenges the legality or validity of the transactions contemplated hereby.

          4.5 No Finder. Neither Old Acquisition, Acquisition, Buyer nor any party acting on the behalf of Old Acquisition, Acquisition, or Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Jefferson and Daniels, whose fees and expenses shall be paid by Buyer.

          4.6 Source of Funds. On the Closing Date, after giving effect to the transactions contemplated by this Agreement and any additional indebtedness incurred by Buyer, the Company and the Subsidiaries in connection with the Closing, Buyer, the Company and each of the Subsidiaries (i) will not be insolvent,
(ii) will be able to pay its liabilities as they mature and become due, and (iii) will have sufficient capital to ensure that it will continue to be a going concern for a period of at least one year from the Closing Date. On the Closing Date, after giving effect to the transactions contemplated by this Agreement, Buyer will have invested in the Company equity capital equal to at least Thirteen Million Dollars ($13,000,000).

          Section 5. Actions Prior to Closing Date. The parties covenant to take the following actions between the date hereof and the Closing Date:

          5.1 Improvements Act. (a) Buyer and Acquisition on the one hand and Seller on the other hand have each filed, (or caused their respective ultimate parent to file, as applicable) with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") the notifications and other information required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Improvements Act"), or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party represents and warrants that all such filings by it or its ultimate parent have been, to the best of their knowledge and belief, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the Improvements Act and any such rules and regulations.

          (b) In connection with the foregoing, each of Acquisition and Buyer on the one hand, and Seller and the Company on the other hand agrees to make available to the other, such information as each of them may reasonably request relative to its (and its ultimate parent's, if applicable) business, assets, and property and to file (or cause their ultimate parents to file, as applicable) any additional information requested by such agencies under the Improvements Act and any such rules and regulations.

          5.2 Investigation of the Company's Corporate and Financial Records. (a) Seller shall afford to the officers, employees, and authorized representatives of Buyer and Acquisition (including, without limitation, financial advisors and providers, independent public accountants and attorneys) reasonable access during normal business hours to the employees, authorized representatives, corporate, financial, and accounting records of the Company and the Subsidiaries and shall furnish or cause to be furnished to Buyer and Acquisition or their authorized representatives such additional information concerning the Company and the Subsidiaries as shall be reasonably requested and which Seller or the Company possess. Buyer and Acquisition agree that such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Company's and the Subsidiaries' business.

          (b) Buyer and Acquisition agree that, having received such access, in the event this Agreement is terminated pursuant to Section 12, Buyer and Acquisition will return all information and all copies of all documents they obtain regarding Seller, the Company and the Subsidiaries to Seller and not use such information for any purpose and will not solicit or seek to hire any officer, employee, or commission sales person of Seller, the Company or the Subsidiaries for a period of twenty-four (24) months from the date hereof.

          5.3 Accuracy of Representations and Warranties. (a) If, prior to the Closing Date, either Acquisition or Buyer learns of any material breach of any warranty or the inaccuracy of any representation of Seller herein, Buyer and Acquisition shall so notify Seller promptly after so learning, and in all events prior to the Closing. Failure to so notify Seller or proceeding with the Closing shall be deemed a waiver by Buyer and Acquisition of their right to allege such breach or inaccuracy in any action against Seller following the Closing.

          (b) If, prior to the Closing Date, Seller learns of any material breach of any warranty or the inaccuracy of any representation of either Acquisition or Buyer herein, Seller shall so notify Buyer and Acquisition promptly after so learning, and in all events prior to the Closing. Failure to so notify Buyer and Acquisition or proceeding with the Closing shall be deemed a waiver by Seller of its right to allege such breach or inaccuracy in any action against either Acquisition or Buyer following the Closing.

          5.4 Continuation of the Company's Business. (a) From the date hereof until the Closing Date, Seller shall use its Best Efforts to cause the Company to continue to operate its business in the ordinary course consistent with past practice. Prior to the Closing, Seller may cause the Company to pay to Seller accrued and unpaid dividends on the Preferred Shares as follows:

     (i) $237,500, in respect of the period prior to July 1, 1994; and

     (ii) $1,597.22 per day from July 1, 1994 to and including the Closing Date.

Seller shall not cause the Company to pay Seller any other dividends in respect of the Shares.

     (b)  Effective on the Closing, each of Roger Burlage, Robert
Denton and Michael White shall resign as officers and directors of the Company and the Subsidiaries.

          5.5  Elimination of Intercompany Debt.  (a)
Immediately prior to the Closing, Seller will contribute to the capital of the Company that certain Promissory Note issued by the Company to Carolco Pictures Inc. and previously assigned to a subsidiary of Seller, together with all accrued and unpaid interest thereon. As of the date hereof, such Note has an aggregate principal amount of $3,000,000.

          (b) Subject to this Agreement, the Tax Agreement and the transactions contemplated hereby and thereby, between the date hereof and the Closing Date, Seller, the Company and the Subsidiaries will eliminate any and all indebtedness owed (i) to the Company or a Subsidiary by Seller or any of its subsidiaries; or (ii) by the Company or a Subsidiary to Seller or any of its subsidiaries, other than indebtedness owed by the Company or a Subsidiary to LIVE Home Video Inc. or its subdistributors pursuant to ordinary course, arm's length, video cassette acquisition transactions.

          5.6 401(k) Plan. (a) Effective as of the Closing Date, the Company and the Subsidiaries shall cease to be participating employers as defined in the 401(k) Plan, and all employees of the Company and the Subsidiaries shall cease to be active participants in the 401(k) Plan. Effective as of the Closing Date, Seller, the Company and the Subsidiaries shall take any and all actions as shall be necessary or appropriate to cause the Company and the Subsidiaries to cease to be participating employers under the 401(k) Plan. From and after the Closing Date, all employees of the Company and the Subsidiaries shall have no right to participate in the 401(k) Plan, and Seller shall have no obligation to make any contribution under the 401(k) Plan for or on behalf of such employees.

          (b) If permitted by applicable law, prior to the Closing the Board of Directors of Seller shall adopt an amendment to the 401(k) Plan vesting as of the Closing Date the unvested benefits of the employees of the Company and Subsidiaries relating to employer contributions made prior to the Closing.

          5.7 Stock Option Plan. From and after the Closing Date, all employees of the Company and the Subsidiaries shall have no right to participate in the Stock Option Plan, except for the right to exercise vested options for a period ending 90 days after the Closing Date in accordance with such Plan. All vested options or stock appreciation rights held by such employees under such Plan shall terminate ninety (90) days after the Closing, unless exercised as and to the extent provided in such Plan. On the Closing Date, all unvested options or stock appreciation rights held by such employees under such Plan shall terminate.

          5.8 Certain Employment Agreements. Buyer agrees that Seller shall have no liability or obligation under (i) Section
2.6 of the Employment Agreement dated as of December 1, 1992, between Ivan Lipton and the Company; or (ii) Section 2.6 of the Employment Agreement dated as of December 1, 1992, between Alan Wilson and the Company, such liability and obligation being solely that of the Company.

          5.9 Insurance. Seller shall use its Best Efforts to cause all policies of liability insurance maintained, owned or held by the Company or the Subsidiaries or maintained by Seller for the benefit of the Company and the Subsidiaries to be kept in full force and effect through the Closing Date.

          5.10  Tax Provisions.   The parties agree to execute
and deliver the Tax Agreement on the Closing Date in connection with the Closing.

          5.11 Workers Compensation Insurance. (a) Seller has been carrying workers compensation insurance (the "Workers Compensation Insurance") under its workers compensation insurance policies that cover the employees of the Company and the Subsidiaries as well as the employees of other domestic subsidiaries of Seller. The Company, on behalf of itself and the Subsidiaries, has been paying a portion of the premiums on the Workers Compensation Insurance. The parties hereby agree to make a post-Closing allocation, as provided in subsections (b) and (c) immediately below, of any adjustment in the premiums paid on the Workers Compensation Insurance, either in the form of refunds or requirements for additional payment (an "Adjustment"), if such Adjustment relates to periods prior to the Closing Date.

          (b) If an Adjustment is in the form of a refund, Seller shall, within twenty (20) Business Days after receipt of such refund, deliver to the Company the share of such refund attributable to the Company and the Subsidiaries, in accordance with the calculations of Seller's insurer, which calculations shall have taken into account both (a) the portion of the original premium paid by the Company and the Subsidiaries, and
(b) the loss experience of Seller and its other subsidiaries, on the one hand, compared against the loss experience of the Company and the Subsidiaries, on the other.

          (c) If an Adjustment is in the form of a requirement to pay additional premiums, Seller shall forward to Buyer and the Company the premium notice received by Seller from its insurer, together with a calculation of the share of such premium increase attributable to the Company and the Subsidiaries, which calculation shall have been prepared by Seller's insurer taking into account both (a) the portion of the original premium paid by the Company and the Subsidiaries, and (b) the loss experience of Seller and its other subsidiaries, on the one hand, compared against the loss experience of the Company and the Subsidiaries, on the other. The Company and the Subsidiaries shall, and Buyer shall cause them to, within twenty (20) Business Days after receipt of such notice, deliver to Seller the share of such premium increase attributable to the Company and the Subsidiaries.

          Section 6.  Additional Agreements.

          6.1 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, the Previous Agreement and the Tax Agreement and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, brokers, or finders, it being agreed that the Company shall not bear such expenses of Seller.

          6.2 Certain Information. (a) Seller acknowledges that Jefferson and Daniels have prepared that certain Information Memorandum, dated March 19, 1994, in connection with their efforts on behalf of management of the Company to raise financing to purchase the Shares. Seller agrees not to distribute such memorandum to other potential purchasers of the Shares or the assets of the Company without the consent of Jefferson or Daniels.

          (b) Buyer and Acquisition acknowledge that they will conduct their own investigation of the business and affairs of the Company and the Subsidiaries and that Seller does not make any representations or warranties to Buyer or Acquisition in connection with the transactions contemplated hereby other than those set forth in Section 3 and Section 5.1 hereof. Buyer and Acquisition further acknowledge that they have had free access to the Company's and the Subsidiaries' books and records to conduct such due diligence as they deemed appropriate and that they have had free access to the President and other members of the management of the Company and the Subsidiaries.

          6.3 Further Assurances. Following the Closing, Buyer, the Surviving Corporation and Seller shall execute and deliver, or cause to be executed and delivered, to the other parties such other instruments of conveyance and transfer as the other parties may reasonably request or as may be otherwise necessary to more effectively carry out the transactions contemplated hereby. Following the Closing, Seller agrees to cooperate with Buyer and the Surviving Corporation, upon their reasonable request, in their preparation of audited financial statements of the Company and its Subsidiaries for the three year period ended January 31, 1994 and the six months ended July 31, 1994.

          Section 7. Conditions Precedent to Obligations of Buyer and Acquisition. The obligations of Buyer and Acquisition under this Agreement shall, at the option of Buyer and Acquisition, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, it being agreed that if the Closing occurs pursuant to this Agreement, Buyer and Acquisition shall be deemed to have waived all conditions to Closing which were not satisfied at the time of Closing.

          7.1 Performance of Agreement; No Misrepresentation. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained in
Section 3 and Section 5.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date except for (i) changes permitted by this Agreement or resulting from any transaction consented to by Buyer or Acquisition, or (ii) inaccuracies or omissions in such representations and warranties which were actually known to the Executives; and there shall have been delivered to Buyer and Acquisition a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Seller by an officer thereof.

          7.2 Improvements Act. Any applicable notice period relevant to any required notification under the Improvements Act shall have expired (or been terminated) without objection by the FTC or the DOJ.

          7.3  Opinion of Counsel to Seller.  Buyer and
Acquisition shall have received a favorable opinion of Michael J.
White, General Counsel of Seller, in the form of Exhibit A hereto, addressed to Buyer and Acquisition and dated the Closing
Date.

          7.4 Audited Financial Statements. Seller shall have furnished Buyer and Acquisition with the audited consolidated balance sheet of the Company and the Subsidiaries as of January 31, 1994, and the related audited consolidated statement of operations and cash flows for the year then ended, including the notes thereto, together with the opinion of Ernst & Young, addressed to Seller, to the effect that based on and subject to the limitations of their audit of the Company, in their opinion such financial statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the date thereof and the consolidated results of their operations for the year then ended in conformity with generally accepted accounting principles except for the accounting for goodwill therein. Such audited financial statements shall be substantially similar to the unaudited financial statements described in clause (i) of Section 3.6.

          7.5 Financing; Mortgage. Buyer shall have received the Base Merger Consideration, from one or more financing sources and/or equity investors, in order to enable Buyer to pay the Base Merger Consideration. On the Closing Date, the principal amount on the Company's mortgage loan shall not be in excess of $3,900,000 and the accrued and unpaid interest on such mortgage shall not be in excess of $30,000.

          7.6 Consents. The Company shall have received any consent or approval required for the consummation of the transactions contemplated hereby, other than any the failure to obtain which would not have a material adverse effect on the financial condition of the Company and the Subsidiaries taken as a whole.

          7.7 Absence of Changes. There shall not have occurred between the date of this Agreement and the Closing Date:

          (i) any sale, disposition or other transfer of any assets of the Company or the Subsidiaries except in the ordinary course of business;

          (ii) any addition to the mortgages, pledges or other encumbrances of any of the assets of the Company or the Subsidiaries, other than any which does not affect or cannot reasonably be expected to affect, materially and adversely, the financial condition of the Company and the Subsidiaries taken as a whole;

          (iii) any damage, destruction or loss
          (whether or not covered by insurance) which affects or can reasonably be expected to affect, materially and adversely, the financial condition of the Company and the Subsidiaries taken as a whole; and

          (iv) any increase in the indebtedness of the Company or the Subsidiaries except (x) indebtedness incurred under the Company's currently existing credit facility with
          Foothill Capital Corporation for working capital purposes in the ordinary course of business; (y) indebtedness to suppliers of the Company and the Subsidiaries incurred in the ordinary course of business; and (z) other indebtedness not for borrowed money incurred in the ordinary course of business.

          7.8 Exclusive Remedy. In the event that any of the conditions set forth in Sections 7.1 through 7.7 is not satisfied on the Closing Date or waived on or before the Closing Date and therefore the Closing does not take place, neither Acquisition nor Buyer shall have a cause of action against Seller or the Company, at law or in equity, for breach of this Agreement or otherwise and Acquisition's and Buyer's exclusive remedy shall be return of the Deposit to Buyer, except (i) that in the case of the conditions set forth in Sections 7.5 and 7.6, neither Buyer nor Acquisition shall be entitled to a return of the Deposit; and
(ii) as provided in Section 12(c).

          Section 8. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, it being agreed that if the Closing occurs pursuant to this Agreement, Seller shall be deemed to have waived all conditions to Closing which were not satisfied at the time of Closing.

          8.1 Performance of Agreement; No Misrepresentation; Insolvency. (a) There shall have been no material breach by either Acquisition or Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Acquisition or Buyer contained in Section 4 and
Section 5.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date except for changes therein permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Buyer and Acquisition by an officer thereof.

          (b) Buyer and Acquisition shall have delivered to Seller evidence reasonably satisfactory to Seller confirming the accuracy of the representation contained in Section 4.6.

          (c) Buyer shall have delivered to Seller evidence satisfactory to Seller confirming that simultaneously with the filing of the Certificate of Merger with the Secretary of State of Delaware, Buyer will pay to Seller the Base Merger
Consideration.

          8.2 Improvements Act. Any applicable notice period relevant to any required notification under the Improvements Act shall have expired (or been terminated) without objection by the FTC or the DOJ.

          8.3 Opinion of Counsel to Buyer. Seller shall have received a favorable opinion of Mayer, Brown & Platt, counsel to Buyer and Acquisition , in the form of Exhibit B hereto, addressed to Seller and dated the Closing Date.

          8.4 Fairness Opinion. Seller shall have received such fairness opinions from such investment banking firms as the Board of Directors of Seller shall deem appropriate in its sole discretion, and such opinions shall not have been withdrawn or modified in a manner unsatisfactory to the Board of Directors of Seller.

          8.5  Releases.  Each of Robert Kliewe, Ivan Lipton and
Alan Wilson shall have executed and delivered to Seller a release, dated the Closing Date, in the form attached hereto as Exhibit C.

          8.6 Exclusive Remedy. In the event that any of the conditions set forth in Sections 8.1 through 8.5 is not satisfied or waived on the Closing Date and therefore the Closing does not take place, neither the Company nor Seller shall have a cause of action against either Acquisition or Buyer, at law or in equity, for breach of this Agreement or otherwise and Seller's exclusive remedy shall be its right to retain the Deposit; except (i) that in the case of the conditions set forth in Sections 8.2 and 8.4, Seller shall not retain the Deposit and shall instead return it to Buyer; and (ii) as provided in Section 12(c).

          Section 9.  Indemnification.

          9.1 Indemnification by Seller. (a) Seller agrees to indemnify and hold harmless Buyer and Acquisition, from and against, and to pay, any and all (a) liabilities, losses, costs, or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs, and all other out-of-pocket expenses ("Expense") incurred by Buyer or Acquisition (net of any offsetting benefits, including, without limitation, tax benefits or detriments [whether or not realized at the time of such Loss or Expense] arising out of or related to the event to which such Loss or Expense relates) in connection with or arising from (i) any failure of Seller to perform any of its agreements contained herein; or (ii) any breach of any warranties or inaccuracy of any representation of Seller contained in
Section 3.1, 3.2, 3.3, 3.4, 3.11, 3.12 or 5.1 of this Agreement or in the certificate delivered by Seller pursuant to Section 7.1 (to the extent it relates to Section 3.1, 3.2, 3.3, 3.4, 3.11,
3.12 or 5.1), other than any such breach or inaccuracy which was actually known to the Executives on or prior to the Closing Date; provided, however, that, Seller shall be required to indemnify and hold harmless Buyer and Acquisition under this Section 9.1(a) only to the extent that the aggregate amount of Loss and Expense incurred by Buyer and Acquisition exceeds a combined total of Fifty Thousand Dollars ($50,000); and provided further that (x) Seller shall not be obligated to pay Buyer and Acquisition, in the aggregate, more than a combined total of Four Million Dollars ($4,000,000) pursuant to this Section 9.1(a) for the total of all claims of Loss and Expense made hereunder and (y) this Section 9.1(a) shall in no way limit Buyer's right to return of the Deposit pursuant to this Agreement. The indemnification provided for in this Section 9.1(a) shall terminate one year after the Closing Date (and no claims shall be made by Buyer or Acquisition under this Section 9.1(a) thereafter), except as to any Loss or Expense of which Seller has been notified in accordance with
Section 9.3. The foregoing limitations with respect to the period and amount of indemnification shall not apply to any failure of Seller to perform its agreements under Section 5.11.

          (b) Seller agrees to indemnify and hold harmless Buyer from and against, and to pay, any and all Loss and Expense incurred by Buyer, respectively, (net of any offsetting benefits, including, without limitation, tax benefits or detriments [whether or not realized at the time of such Loss or Expense] arising out of or related to the event to which such Loss or Expense relates) in connection with or arising from any breach of any warranty or inaccuracy of any representation of Seller contained in Section 3.7 hereof, other than any such breach or inaccuracy which was actually known to the Executives on or prior to the Closing Date. The indemnification provided for in this
Section 9.1(b) shall continue for the maximum period permitted under the applicable tax statutes of limitation, including extensions thereof.

          (c) Notwithstanding anything else to the contrary contained in this Agreement, (i) the representations and warranties of Seller contained in this Agreement, other than those set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.11, 3.12 and 5.1 and (ii) the certificate to be delivered by Seller at the Closing pursuant to Section 7.1, to the extent it relates to any representations and warranties of Seller other than those expressly listed in clause (i) of this Section 9.1(c) (collectively the "Closing Condition Representations"), are intended by the parties to operate only as conditions to Acquisition's and Buyer's obligations to consummate the Merger. Accordingly, neither Acquisition nor Buyer shall have a cause of action against Seller or the Company, at law or in equity, whether before or after the Closing, in connection with any breach of any warranties or inaccuracy of any representation included in the Closing Condition Representations, and Acquisition's and Buyer's exclusive remedy shall be return of the Deposit to the extent provided in Section 7.8.

          9.2 Indemnification by Buyer and Acquisition. (a) Buyer and Acquisition, jointly and severally, agree to indemnify and hold harmless Seller from and against, and to pay, any and all Loss and Expense incurred by Seller (net of any offsetting benefits, including, without limitation, tax benefits or detriments [whether or not realized at the time of such Loss or Expense] arising out of or related to the event to which such Loss or Expense relates) in connection with or arising from
(i) any failure of Buyer or Acquisition to perform any of its agreements contained herein; or (ii) any breach of any warranty or inaccuracy of any representation of Buyer or Acquisition contained in Section 4 or Section 5.1 of this Agreement or in the certificate(s) delivered by Seller pursuant to Section 8.1; provided, however, that, Buyer and Acquisition shall be required to indemnify and hold harmless Seller under this Section 9.2(a) only to the extent that the aggregate amount of the Loss and Expense incurred by Seller, in the aggregate, exceeds Fifty Thousand Dollars ($50,000); and provided further that (x) neither Acquisition nor Buyer shall be obligated to pay Seller, in the aggregate, more than Four Million Dollars ($4,000,000) pursuant to this Section 9.2(a) for the total of all claims of Loss and Expense made hereunder and (y) this Section 9.2(a) shall in no way limit Seller's right to payment of the Deposit pursuant to this Agreement. The indemnification provided for in this
Section 9.2(a) shall terminate one year after the Closing Date (and no claims shall be made by Seller with respect thereto under this Section 9.2(a) thereafter), except as to any such Loss or Expense of which Buyer or Acquisition has been notified in accordance with Section 9.3. The foregoing limitations with respect to the period and amount of indemnification shall not apply to any failure of Buyer to perform its agreements under Sections 2.10(b) and 5.11.

          (b) Further, Buyer and Acquisition, jointly and severally, agree to indemnify and hold harmless Seller from and against, and to pay, any and all Loss and Expense incurred by Seller (net of any offsetting benefits, including, without limitation, tax benefits or detriments [whether or not realized at the time of such Loss or Expense] arising out of or related to the event to which such Loss or Expense relates) in connection with or arising from any liabilities or obligations of the Company or a Subsidiary with respect to which neither Acquisition nor Buyer is entitled to indemnification under Section 9.1 hereof.

          9.3 Procedure for Indemnification. The following procedures apply to indemnification under Sections 9.1 and 9.2 of this Agreement:

          (a) If an indemnified party under this Section 9 has suffered or incurred any Loss or incurred any Expense, whether or not the applicable dollar limitation specified by Section 9.1 or
9.2 has been exceeded, the indemnified party shall so notify the indemnifying party no later than thirty (30) Business Days after the indemnified party acquires knowledge of any such suffered or incurred Loss or Expense, in writing, describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If any such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim. Failure by an indemnifying party to notify an indemnified party of its election to defend any such claim or action by a third party within thirty
(30) Business Days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action.

          (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided that (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the indemnified party; (y) the indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the indemnified party, which shall not be unreasonably withheld; and (z) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 9.

          (c) If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such indemnified party, the indemnified party may defend against such claim or litigation in such manner as the indemnified party deems appropriate; provided that, the indemnified party shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified party shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Any compromise or settlement with respect to a claim effected after the indemnifying party by notice to the indemnified party shall have reasonably disapproved of such compromise or settlement shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 9.

          Section 10. Survival of Obligations. Except as otherwise provided herein, all representations, warranties, covenants, and obligations contained in this Agreement or in any certificate delivered at the Closing shall survive the Closing only insofar as a party hereto is expressly entitled to indemnification with respect thereto pursuant to Section 9 and, in such case, only for such period as indemnification is provided pursuant to Section 9, and no action or claim in respect of this Agreement, any such certificate, the Shares, or the Merger may be brought or commenced (i) in any forum or jurisdiction on any theory in law or equity after the expiration of such period; and
(ii) except as provided in Section 9.

          Section 11.  Notices. All notices or other
communications required or permitted hereunder shall be in writing and shall be deemed given or delivered to a party when delivered personally or when sent to such party by registered or certified mail or by private courier to the following address:

          If to Buyer, Acquisition or the Surviving Corporation:

          c/o Jefferson Capital Group, Ltd.
          1 James Center
          901 East Cary Street, Suite 1400
          Richmond, VA 23219
          Attention:  R. Timothy O'Donnell

          With a copy to:

          Mayer, Brown & Platt
          787 Seventh Avenue
          New York, New York 10019
          Attention:  James B. Carlson, Esq.

          If to Seller or the Company (prior to the Merger):

          LIVE Entertainment Inc.
          15400 Sherman Way
          Suite 500
          Van Nuys, California 91406
          Attention:  Michael J. White, Esq.

          With a copy to:

          Sidley & Austin
          1722 Eye Street
          Washington, D.C. 20006
          Attention:  Imad I. Qasim, Esq.

Either party hereto may specify a different address for such purpose by notice to the other party.

          Section 12. Termination. (a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, whether before or after approval of the Merger by the stockholders of the Company or Acquisition, in any of the following ways:

          (i) At any time on or prior to the Closing Date, by the mutual consent in writing of Buyer, Acquisition, Seller and the Company.

          (ii) By any of Buyer, Acquisition or Seller if the FTC or the DOJ has objected to the transaction described in the filings made pursuant to the Improvements Act or either such agency has threatened to take action to prevent the consummation of such transaction.

     (b) Further, this Agreement shall terminate and the Merger shall be abandoned if the Closing shall not have occurred on or before the Termination Date.

     (c) In the event that this Agreement shall be terminated pursuant to this Section 12, all further obligations of the parties under this Agreement (other than Sections 2.1, 5.2(b), 6.1, 7.8, 8.6, 13 and this Section 12) shall terminate without further liability of either party to the other, provided, that nothing in this Agreement shall relieve any party from liability for its willful breach of this Agreement.

          Section 13.  General Provisions.

          13.1 Confidentiality, Press Releases. (a) Buyer and Acquisition agree to keep proprietary information regarding the Company and the Subsidiaries confidential and agree that they will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Buyer's or Acquisition's directors, officers, employees, representatives, and agents who are or may be involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than Seller, and (iii) to the extent disclosure is required by law, regulation, or judicial order by any governmental authority.

          (b) Neither Acquisition nor Buyer shall issue any press release or make any public statement in connection with this Agreement or the transactions contemplated hereby without the prior written approval of Seller. Subject to applicable law, before issuing any press release or making any public statement in connection with this Agreement or the transactions contemplated hereby, Seller shall inform Buyer and Acquisition thereof and shall consult with Buyer and Acquisition with respect thereto.

          13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to any rule as to conflicts of law).

          13.3 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

          13.4 Successors and Assigns. (a) Neither this Agreement nor any right, remedy, obligation, or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided that any party may assign its right to receive payments due to it hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by Section 13.4(a) any right, remedy or claim under or by reason of this Agreement.

          13.5 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Acquisition, Buyer, Seller and the Company shall have each executed one counterpart.

          13.6 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          13.7 Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Disclosure of any fact or item in any particular
Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that other Section whether or not an explicit cross-reference appears.

          13.8 Waivers. Except as provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          13.9 Entire Agreement; Amendments. (a) This Agreement and the Exhibits referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

          (b) Upon execution of this Agreement by all of the parties hereto, (i) Old Acquisition and Seller shall be deemed to have consented to termination of the Previous Agreement pursuant to Section 12(a)(i) thereof; and (ii) Old Acquisition shall be deemed to have assigned all its right, title and interest in and to the Deposit to Buyer, which Deposit shall be applied as provided in this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                         LIVE ENTERTAINMENT INC.


                         By:
                              Name:
                              Title:


                         STRAWBERRIES INC.


                         By:
                              Name:
                              Title:


                         STRAWBERRIES MERGER CORP.


                         By:
                              Name:
                              Title:


                         STRAWBERRIES HOLDING, INC.


                         By:
                              Name:
                              Title:



Consent dated as of the day and year first written above:

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Strawberries Acquisition Corp. hereby irrevocably consents to and agrees to be bound by the provisions of Section 13.9(b) of the foregoing Agreement and Plan of Merger to the full extent as if it were a signatory thereto.

STRAWBERRIES ACQUISITION CORP.


By:
     Name:
     Title: